                                                                     EXHIBIT 11

                           ALEXANDER & BALDWIN, INC.
                       COMPUTATION OF EARNINGS PER SHARE
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                    (In thousands, except per share amounts)

                                             2001          2000         1999
                                             ----          ----         ----

Basic Earnings Per Share
------------------------

   Net income                             $ 110,628     $  90,574     $  62,579
                                          =========     =========     =========
   Average number of shares outstanding      40,535        40,898        43,206
                                          =========     =========     =========
   Basic earnings per share               $    2.73     $    2.21     $    1.45
                                          =========     =========     =========

Diluted Earnings Per Share
--------------------------

   Net income                             $ 110,628     $  90,574     $  62,579
                                          =========     =========     =========

   Average number of shares outstanding      40,535        40,898        43,206
   Effect of assumed exercise of
      outstanding stock options                 185           109            30
                                          ---------     ---------     ---------
   Average number of shares outstanding
      after assumed exercise of
      outstanding stock options              40,720        41,007        43,236
                                          =========     =========     =========

   Diluted earnings per share             $    2.72     $    2.21     $    1.45
                                          =========     =========     =========

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